EXHIBIT4.25

AMENDMENT

This Amendment (“Amendment”) is entered into as of the 13th day of April 2012, by and between Eagleford Energy, Inc (“Company”) and Gottbetter Capital markets, LLC (“Placement Agent”) and amends the Placement Agency Agreement (“Agreement”) dated March 12, 2012.

The Parties to the Agreement hereby amend Paragraph 3(a) Placement Compensation as follows:

(a)	In connection with the Offering, the Company will pay a cash fee (the “Agent Cash Fee”) to the Placement Agent at each Closing equal to Eight Percent (8%) of the gross sales price from the sale from the sale of the Units sold to investors introduced by the Placement Agent, (“Markets Clients”) and Four Percent (4%) of the gross sales prices from the sale of Units sold to investors referred by the Issuer (“Issuer Referrals”). Additionally, the Company will deliver to the Placement Agent warrants exercisable for a period of three (3) years from the Closing Date, to purchase a number of shares of Common Stock equaling Eight Percent (8%) of the number of Units sold to both Markets Clients and Issuer Referrals with an exercise price per share of $0.25 (“Broker Warrants) for (“Agent Cash Fee” and “Broker Warrants” are sometimes referred to collectively as “Brokers’ Fees”). The Brokers Warrants issued as compensation to the Placement Agent will be issued as per the instructions of the Placement Agent.

This Amendment may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and al of which together shall constitute one and the same instruments. The exchange of copies of this Amendment and of signature pages by facsimile transmission or in a pdf format shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile or in pdf format shall be deemed to be their original signature for all purposes.

This Amendment is hereby made part of and incorporated into the Placement Agency Agreement, with all the terms and conditions of the Agreement remaining in full force and effect, except to the extent modified hereby. The Parties agree for and on behalf of their respective party this 13th day of April 2012.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement as of the date first set forth above.

EAGLEFORD ENERGY INC.

/s/ James Cassina

By:
James Cassina
President

GOTTBETTER CAPITAL MARKETS, LLC

/s/ Julio A. Marquez

By:
Julio A. Marquez
President